SAMSON OIL & GAS UPDATE Denver 1700 hours August 12th, 2013, Perth 0700 hours August 13th 2013

Samson Oil & Gas Limited (ASX: SSN; NYSE AMEX: SSN) provides an advisory.

ROOSEVELT PROJECT, ROOSEVELT COUNTY, MONTANA

Samson previously advised that it entered into an agreement to sell its interests in the Roosevelt Project in Montana for $13.533 million in cash, but the buyer failed to close as contracted on July 31st. The buyer did not advise Samson of any title or environmental problems during or after the due diligence period. The buyer has been unable to satisfy Samson that it has the necessary financing for the purchase. Samson has therefore terminated the agreement with the buyer, allowing Samson to seek another buyer or to consider the development of the conventional potential of the acreage.

Samson continues to believe that this contiguous 45,000 acre project (of which Samson owns 30,000 acres), comprised of multitudes of individual leases, is a unique and valuable asset, given the effort required to assemble such an acreage block. Samson therefore still expects to realize substantial value from the project, through a joint development project, sale or other means.

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,326 million ordinary shares issued and outstanding (including 97,307,525 million options exercisable at AUD 3.8 cents), which would be the equivalent of 116 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.63 per ADS on August 12th, 2013 the Company has a current market capitalization of approximately US$79.95 million (the options have been valued at an exchange rate of 0.9203). Correspondingly, based on the ASX closing price of A$0.036 for ordinary shares and an closing price of A$0.012 for the 2017 options, on August 12th, 2013, the Company has a current market capitalization of approximately A$84.9 million.

For and on behalf of the board of

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR

Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331,  17th  Street,  Suite  710,  Denver  Colorado  80202    Tel  +  1  303  295  0344    Fax  +  1  303  295  1961

Samson Oil & Gas Limited

Level  16,  AMP  Building,  140  St  Georges  Terrace,  Perth  Western  Australia  6000  /  PO  Box  7654,  Cloisters  Square  Perth  Western  Australia  6850

Tel  +  61  8  9220  9830  Fax  +  61  8  9220  9820  ABN  25  009  069  005  ASX  Code  SSN